Exhibit (h)(viii)

Dated: April 17, 2006

FORM OF SCHEDULE A

To the Administration Agreement by and among

The Munder Funds and Munder Capital Management

FUNDS, FEES & EXPENSES

Funds
Munder Series Trust
Institutional Money Market Fund
Liquidity Money Market Fund
Munder Balanced Fund
Munder Bond Fund
Munder Cash Investment Fund
Munder Energy Fund
Munder Index 500 Fund
Munder Intermediate Bond Fund
Munder International Bond Fund
Munder International Equity Fund
Munder Internet Fund
Munder Large-Cap Core Growth Fund
Munder Large-Cap Value Fund
Munder Micro-Cap Equity Fund
Munder Mid-Cap Core Growth Fund
Munder Real Estate Equity Investment Fund
Munder S&P MidCap Index Equity Fund
Munder S&P SmallCap Index Equity Fund
Munder Small-Cap Value Fund
Munder Small-Mid Cap Fund
Munder Tax-Free Money Market Fund
Munder Tax-Free Short & Intermediate Bond Fund
Munder Technology Fund

Munder Series Trust II
Munder Healthcare Fund

The Munder @Vantage Fund

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Fees

The following fee schedule is effective as of August 10, 2004

I.	Standard Basis Point Fees

ANNUAL FEES – Each fund will pay the greater of the fund basis point fee or the fund minimum fee.

First $100 Million of a Fund’s Net Assets	15.3 Basis Points
Next $150 Million of a Fund’s Net Assets	12.8 Basis Points
Next $250 Million of a Fund’s Net Assets	10.4 Basis Points
Next $500 Million of a Fund’s Net Assets	7.9 Basis Points
Thereafter	5.5 Basis Points
Annual Fund Minimum	$50,000 plus $6,000 for each active class greater than one.

The basis point fees are annual charges billed and payable monthly based on average monthly net assets. Basis point fees will be calculated on a fund level basis. There is no complex level minimum. Annual Fund minimum fees, if greater than the basis point fees, are billed and payable monthly on a pro rata basis.

II.	Leverage Fee

An additional annual fee of $10,000 will be charged to each Fund for leverage monitoring and additional financial statement preparation required for Funds that utilize leverage.

III.	Financial Reporting Fee

An additional annual fee of $8,000 will be charged to each Fund in connection with the preparation, review and filing of quarterly portfolio holdings reports on Form N-Q and the preparation of standardized expense disclosure and portfolio holdings information to be included in annual and semi-annual reports on Form N-CSR.

IV.	Special Services

Fees for activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation. Fees for self-directed securities lending transactions, non-standard SaFiRe financial reporting, Gateway reporting system, master/feeder accounting and other special items will be negotiated separately. New funds added to the family will be separately negotiated.

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IV.	Payment

The above fees will be charged against the Funds’ custodian checking account five (5) days after the invoice is delivered to the Funds’ offices, unless otherwise instructed. If instructed otherwise, all open invoices in excess of 10 days after the invoice is mailed will accrue interest daily at the Fed Funds Rate.

MUNDER SERIES TRUST MUNDER SERIES TRUST II MUNDER @VANTAGE FUND		MUNDER CAPITAL MANAGEMENT

BY:		BY:
Name:	Stephen J. Shenkenberg	Name:	Peter K. Hoglund
Title:	Vice President and Secretary	Title:	Chief Administrative Officer
Date:	April 17, 2006	Date:	April 17, 2006

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